Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Xerium Technologies, Inc. 2005 Equity Incentive Plan of our report dated April 8, 2008, except for Notes 1(a) and 18(c), as to which the date is August 4, 2008, with respect to the consolidated financial statements and schedule of Xerium Technologies, Inc. for the year ended December 31, 2007 included in the Current Report on Form 8-K dated August 4, 2008, and our report dated April 8, 2008 with respect to the effectiveness of internal control over financial reporting of Xerium Technologies, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

November 12, 2008